Exhibit 5.1 and 23.1

Law Offices

Monahan & Biagi, Pllc

A Professional Limited Liability Company

June 27, 2011

Visualant, Inc.

500 Union Street, Suite 406

Seattle, WA 98101

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Visualant, Inc., a Nevada corporation (“Visualant” or the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) covering the registration of up to seven million (7,000,000) shares of Visualant’s Common Stock, par value $.001 (the “Shares”), issuable by the Company pursuant to Visualant’s 2011 Stock Incentive Plan (the “Plan”).

In connection with this opinion we have examined (i) the Registration Statement and related Prospectus; (ii) the Company’s Amended and Restated Articles of Incorporation dated September 3, 2002 as filed with the Nevada Secretary of State on September 13, 2002; (iii) the Company’s Bylaws, as filed with the Securities and Exchange Commission as an exhibit to the Company’s Registration Statement on Form 10-SB filed on March 11, 1999; (iv) the Plan; and such other documents, records, and instruments as we deem necessary as a basis for this opinion.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and representations made to us by representatives of the Company and have assumed the current accuracy and completeness of the information obtained from such documents and representations.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

____________________________________

701 Fifth Avenue, Suite 2800   Seattle, Washington 98104

Telephone: (206) 587-5700    Facsimile: (206) 587-5710

Email: Jbiagi@MonahanBiagi.com

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Nevada.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 7,000,000 Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto.  This opinion is intended solely for use in connection with the issuance and sale of Shares subject to the Registration Statement and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

Sincerely,

Monahan & Biagi, Pllc

/S/ James F. Biagi, Jr

James F. Biagi, Jr.